UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  January 25, 2012

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1014 Vine Street
Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2012, The Kroger Co. (the “Company”) executed an Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents.  The Company entered into the Credit Agreement to amend and restate its existing credit facility.  The Credit Agreement provides for a $2.0 billion unsecured revolving credit facility. The Company has the ability to increase the size of the facility by up to an additional $500 million, subject to certain conditions.  Unless extended, the Credit Agreement will terminate and all amounts outstanding thereunder will be due and payable on January 25, 2017.  Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. A copy of the Credit Agreement is attached hereto as Exhibit 99.1.

Section 9 — Financial Statements and Exhibits

Item 9.01                                                 Financial Statements and Exhibits.

(d)                                 Exhibits.

Amended and Restated Credit Agreement dated January 25, 2012, among The Kroger Co., the initial lenders named therein, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

January 25, 2012	By:	/s/ Scott Henderson
Scott Henderson
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1

Amended and Restated Credit Agreement dated January 25, 2012, among The Kroger Co., the initial lenders named therein, Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, and The Royal Bank of Scotland plc, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-documentation agents.